CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TRANCHE I SENIOR CONVERTIBLE NOTE
U.S. $9,252,184.41    October 16, 2013
THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.
FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to Total Energies Nouvelles Activités USA, a société par actions simplifiée organized under the laws of the Republic of France,, or its assigns (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided in Section 3), U.S. $9,252,184.41 (the “Face Amount”), together with any interest accrued thereon or premiums due in respect thereof, all in accordance with the provisions of this Note. The “Issue Date” of this Note is October 16, 2013.
This Note was issued pursuant to the Securities Purchase Agreement, dated as of August 8, 2013 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Tranche I Notes (as defined in the Agreement) issued pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note, and “Notes” means all such Notes in the aggregate.
1.Definitions. For purposes of this Note, the following definitions shall be applicable:
“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and ‘under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof.
“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.
“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
“Common Stock” means the Company’s common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization).
“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.
“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.
“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.
“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.
“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.
“Holder” means the Person in whose name this Note is registered in the Company’s Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company’s Note Register.
“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
“Master Framework Agreement” means that certain Master Framework Agreement dated as of July 30, 2012, by and among the Company and Total.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Registration Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013, and as further amended by Amendment No. 4 to Amended and Restated Investors’ Rights Agreement dated October 16, 2013.
“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Total” means Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS).
“Total Notes” means the Securities as defined in the Total Purchase Agreement.
“Total Purchase Agreement” means that certain securities purchase agreement dated as of July 30, 2012 by and among the Company and Total with respect to the Total Notes.
“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
“Tranche I Milestones” means the achievement of both of the following milestones: : (i) the fermentation plant owned and operated by Paraíso Bioenergia S.A. in Brotas, Sao Paulo State, in Brazil achieves a total production of 1,000,000 liters within a run period of forty-five (45) days, and (ii) the Company achieves gross margins from product sales for a fiscal quarter of at least five percent (5%), calculated on a cash basis (which, for clarity, shall mean, for such fiscal quarter, GAAP gross margin from product sales, excluding depreciation).
“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
2.    Interest; Payment of Principal of Note. Interest. This Note shall bear interest on the Face Amount and any compounded interest hereunder at a rate per six months equal to 5.00% (subject to Section 5(c)). Interest shall begin to accrue on the Issue Date and shall continue to accrue on the outstanding principal until the entire Face Amount and all accrued and unpaid interest, including any interest that is added to the principal pursuant to this Section 2, under this Note (the “Balance”) are paid (or converted, as provided in Section 3 hereof), and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty (360) days and a six-month period of one hundred eighty (180) days (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall be compounded on a semi-annual basis and accordingly shall be added to the Balance under this Note on a semi-annual basis and interest shall accrue on such resulting Balance thereafter. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, this Note shall bear interest on the Face Amount plus any previously compounded interest in respect thereof at a rate per six months equal to 6.5% (as may be further adjusted pursuant to Section 5(c)). Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.
(a)    Scheduled Payment of Principal and Interest. Unless paid earlier in accordance with the terms hereof, including by conversion into shares of Common Stock, the Company shall deliver to the Holder of this Note, on the five-year anniversary of the Issue Date (the “Final Maturity Date”), an amount in cash equal to the then applicable Balance. Notwithstanding the foregoing, on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter until the Final Maturity Date (each such date, an “Interest Payment Date”), the Company shall pay either (i) in cash or (ii) in kind by increasing the Face Amount by the amount of interest payable to Holder all of the accrued interest of this Note as of each such Interest Payment Date, the form of such payment to be determined by the Company in its sole discretion.
(b)    Prepayment. Subject to Section 2(d) hereof, the Company may prepay in cash all, or any portion, of the then applicable Balance (including any accrued interest as of such date of prepayment) on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter and upon five (5) business days’ prior written notice to the Holders of the Notes, which notice shall set forth the amount of the then applicable Balance to be prepaid (the “Prepayment Amount”). Upon receipt of such notice but no later than four (4) business days thereafter, each Holder shall send to the Company their respective Note or Notes. Any Notes subject to prepayment pursuant to the provisions of this Section 2(c) shall be retired and cancelled upon receipt by the Holder in cash of the applicable Prepayment Amount regardless of whether such Holder shall have delivered such Holder’s Note or Notes or Lost Note Documentation (as defined in Section 14(b) herein) in respect thereof to the Company by such date; provided, however, that if the Balance on the date of prepayment is greater than the Prepayment Amount, then the Company shall execute and make available for delivery to the Holder of such Note without service charge, but only upon receipt by the Company of the Note or Notes subject to prepayment or Lost Note Documentation in respect thereof, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the portion of the Balance of such Holder’s Note or Notes that have not been prepaid by the Company.
(c)    Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 5)

shall be made pro rata among all such Holders based upon the aggregate principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder’s pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(d).
3.    Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):
(a)    Holder’s Right to Convert. Holder shall have the option to convert this Note as follows:
(i)    At any time after the eighteen (18) month anniversary of the date of the Agreement and prior to the fifth Trading Day prior to the Final Maturity Date, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Holder hereof, at any time within the period specified above and from time to time into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price (as defined below) on the Conversion Date (as defined below) (each such conversion, an “Optional 18-Month Conversion”);
(ii)    At any time if a Change of Control occurs prior to the Final Maturity Date, then the Company shall provide Holder written notice of such Change of Control at least twenty (20) days prior to the consummation of such Change of Control and Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time until the fifteenth (15th) day following receipt of such notice of such Change of Control, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional COC Conversion”); or
(iii)    At any time if an Event of Default has occurred and is continuing, subject to Section 5(c) hereof, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time while such Event of Default is continuing, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional EOD Conversion”, and together with an Optional 18-Month Conversion and an Optional COC Conversion, “Holder’s Optional Conversion”).
In the event of a Holder’s Optional Conversion, all accrued interest in respect of the Face Amount converted in connection with such Holder’s Optional Conversion shall be cancelled without any obligation of payment by the Company.

(b)    Conversion Price. The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be US$2.44. Such initial Conversion Price shall be subject to adjustment as provided below.
(c)    Mechanics of Conversion.
(i)    In order to exercise its rights pursuant to a Holder’s Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the then outstanding Balance of this Note. Such notice shall state the portion of the Balance of this Note which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.
(ii)    The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Notes, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, if practicable and upon the reasonable request of any Holder after the date six months after the initial issuance of this Note, and if the Holder is not an “affiliate” of the Company (as defined under the Securities Act of 1933, as amended), cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date.
(iii)    The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes.

In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.
(iv)    No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.
(v)    All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive (A) shares of Common Stock in exchange therefor, (B) any accrued and unpaid interest, if applicable, as described in Section 5(c), and (C) if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.
(vi)    If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of the shares of Common Stock issuable to such Holder in connection with such conversion pursuant to such offering, or the closing of such Change of Control, as applicable, in which event the Holders entitled to receive the shares of Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities or consummation of the Change of Control, as applicable.
(d)    Adjustment for Failure to Achieve Tranche I Milestones. Following completion of the Tranche I Milestones by the Company, the Company shall submit to the Holders written notice of completion of the Tranche I Milestones. Such written notice shall include evidence of the completion of the Tranche I Milestones and the Holders shall have the right to examine and verify such evidence, including with input from outside advisors who are approved by the Company, which approval shall not be unreasonably withheld and who agree to be bound by the confidentiality obligations contained in Section 9.6.4 of the Agreement. If the Holders dispute the completion of such Tranche I Milestones then such dispute shall be resolved as promptly as practicable in accordance with the dispute resolution provisions set forth in Section 9.6 of the Agreement. If the Tranche I Milestones have not been achieved prior to June 30, 2014, then the Conversion Price in effect on and after June 30, 2014 shall be reduced to (i) if a Total Note Price Reduction has not occurred, US$2.15, or (ii) if a Total Note Price Reduction has occurred, US$1.87.
(e)    Adjustment for Reduction in Total Notes Conversion Price. If prior to the repayment or conversion of this Note and following the date hereof, the Company shall reduce the conversion price of the Total Notes issued by the Company at the Initial Closing (as defined in the Total Purchase Agreement) other than in accordance with the terms of the Total Notes as in effect on the date hereof (a “Total Note Price Reduction”), then the Conversion Price in effect on the date of such reduction shall be reduced to (i) if no reduction in the Conversion Price has occurred pursuant to Section 3(d) above on such date, US$2.15, or (ii) if there has been a prior reduction in the Conversion Price in accordance with clause (i) of Section 3(d) above as of such date, US$1.87.
(f)    Adjustment for Dilutive Issuances. If prior to the repayment or conversion of this Note the Company shall sell, in a bona fide capital raising transaction for cash consideration (including cancellation of pre-existing Debt as payment of consideration), any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company’s capital stock (the “Securities”) at a per share purchase price (including any applicable conversion or exercise price) equal to an amount less than the effective Conversion Price on the date of such issuance, then such Conversion Price in effect immediately prior to such issuance of Securities shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue or the deemed issue of the Securities. If such per share consideration is not a cash amount, then the value of such per share consideration shall be the fair market value thereof, as determined in good faith by the Board of Directors.
(g)    Adjustment for Issuances to Total. If the Company shall permit Total to exchange Total Notes in connection with any future issuance by the Company of Securities (other than the issuance of Total Notes or shares of Common Stock issuable upon conversion thereof pursuant to the Total Purchase Agreement or the issuance of Notes, Tranche II Notes (as defined in the Agreement) or shares of Common Stock issuable upon conversion thereof pursuant to the Agreement), whereby the Company shall issue to Total in exchange for such Total Notes a number of Securities in excess of Total’s Pro Rata Share (as defined in the Master Framework Agreement), then the then effective Conversion Price of this Note, any other Note and any Tranche II Note held by Holder as of immediately prior to such exchange (collectively, the “Holder Notes”) shall be adjusted pro rata based on the principal amount of each such Holder Note, such that the Holder Notes then outstanding shall be convertible in aggregate into an additional number of shares of Common Stock equal to the difference between (i) the actual number of Securities issued to Total in exchange for such Total Notes and (ii) Total’s Pro Rata Share of such Securities. Notwithstanding the foregoing, no adjustment under this Section 3(g) will apply to any Note or Tranche II Note held by Total.
(h)    Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
(i)    Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.
(j)    Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
(k)    Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of Notes after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.
(l)    No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.
(m)    Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.
(n)    Notice of Record Date. In the event:
(i)    that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;
(ii)    that the Company subdivides or combines its outstanding shares of Common Stock;
(iii)    of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Common Stock or a share dividend or share distribution thereon);
(iv)    of any Capital Reorganization; or
(v)    of the involuntary or voluntary dissolution, liquidation or winding up of the Company;
then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:
(A)    the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of

Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or
(B)    the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up
(o)    Notice of Adjustment to Conversion Price. The Company will provide notice to each Holder upon the occurrence of any adjustment to the Conversion Price.
4.    Repurchase Right Upon a Change of Control. Upon the occurrence of a Change of Control prior to the Final Maturity Date, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Balance of its Notes as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”).
(a)    On or before the earlier of fifteen (15) days prior to the Final Maturity Date (if a Change of Control will occur prior to the Final Maturity Date), and thirty (30) days following the consummation of a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:
(i)    the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than fifteen (15) days and no later than sixty (60) days from the date of the Company’s delivery of the Change of Control Notice;
(ii)    the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;
(iii)    the amount of the Change of Control Payment;
(iv)    a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and
(v)    the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.
No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.
(c)    To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Balance of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.
(d)    On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.
(e)    The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(f)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
(g)    Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.
(h)    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
5.    Events of Default. For purposes of this Note, the following events shall constitute an “Event of Default”:
(i)    default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the then applicable Balance on this Note;

(ii)    failure by the Company for thirty (30) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 4 or Section 6 of this Note;
(iii)    failure by the Company for sixty (60) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(a) of the Agreement);
(iv)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;
(v)    failure by the Company to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;
(vi)    the Company:
(A)    commences a voluntary case under any Bankruptcy Law,
(B)    consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,
(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)    makes a general assignment for the benefit of its creditors, or
(E)    is unable to pay its debts as they become due; or
(xii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Company;
(B)    appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or
(C)    orders the liquidation of the Company; and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)    failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.
(b)    Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within five (5) days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.
(c)    Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% of the then applicable Balance of the then outstanding Notes may declare all the Notes to be due and payable immediately, which Notes shall then be immediately payable in, at the election of each Holder, either cash or shares of Common Stock in accordance with Section 3(a)(iii) hereof. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vi) or (vii) with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Holders for a failure by the Company to comply with Section 8.6 of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by holders of a majority in aggregate principal amount of the Notes then outstanding, to increase the six-month rate of interest on this Note to the lower of (i) the Highest Lawful Rate, and (ii) 6.5% for the first 180 days of such failure, and 8% thereafter (which increased interest shall constitute liquidated damages for such failure).
(d)    Waiver of Past Defaults. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the Balance of the Notes and/or any applicable premium required in connection with a Change of Control Payment. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.
(e)    Control by Majority. Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.
(f)    Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the Balance of this Note, any interest required in connection with Section 5(c), and/or any applicable premium required in connection with a Change of Control Payment, on or after the respective due dates expressed in this Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.    Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:
(a)    Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP);
(b)    Debt in existence on the Issue Date or which as of the Issue Date the Company is obligated to issue thereafter, including Total Notes pursuant to the Total Purchase Agreement;
(c)    the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries;
(d)    Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;
(e)    Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and
(f)    Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) Debt incurred pursuant to clause (b) of this paragraph, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.
For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.
The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)).
As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords’ Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(v) or securing appeal or other surety bonds related to such judgments.

7.    Successors. Merger, Consolidation or Sale of Assets or Purchase of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and
(i)    immediately after such transaction no Default or Event of Default exists.
(b)    Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.
(c)    Purchase of Substantial Assets. The Company will not, and will not permit its subsidiaries to, without the prior written consent of (i) the holders of a majority of the then outstanding Notes and Tranche I Notes and (ii) Maxwell (Mauritius) Pte Ltd, purchase assets in one transaction or a series of related transactions in an amount greater than $20,000,000.
8.    Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of the Notes, (iii) change the time at which any Note must be repurchased or amend the conversion rights as set forth under Sections 3 or 4, (iv) make any Note payable in any money or at any place other than as stated in the Note, (v) impair the right of any Holder to receive payments of the Balance of such Holder’s Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or (vi) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.
9.    Seniority of Notes.  The Company acknowledges, agrees and covenants that the Notes and the Tranche II Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 hereof under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Notes and Tranche II Notes except as provided in the MOU (as defined in the Agreement).
10.    Place of Payment. Payments of the Balance of the Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, deliverable upon repayment or conversion of this Note (unless otherwise specified in the conversion notice or any other notice delivered by Holder pursuant to the terms hereof) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.
11.     Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of the Balance hereunder, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys’ fees and expenses.
12.    Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.
13.    Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.
14.    Registration of Transfer and Exchange Generally.
(a)    Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.
Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.
At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company’s principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.
All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.
Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.
No service charge shall be made for any registration of transfer or exchange of Notes.
(b)    Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless (clauses (i) or (ii) referred to herein as “Lost Note Documentation”), then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
Every new Note issued pursuant to this Section 14 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.
The provisions of this Section 14 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
15.    Antitrust. Holder and the Company hereto agree to (i) file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the conversion of this Note not more than 35 days prior to the date of conversion or at such other time as agreed by Holder and the Company, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 15(a) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
16.    Governing Law.
(a)    THIS NOTE, AND THE PROVISIONS, RIGHTS, OBLIGATIONS, AND CONDITIONS SET FORTH HEREIN, AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO, INCLUDING ALL DISPUTES AND CLAIMS, WHETHER ARISING IN CONTRACT, TORT, OR UNDER STATUTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS.
(b)    Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be resolved pursuant to Section 9.6 of the Agreement.
17.    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: [*], with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: [*], Esq., facsimile number: [*], and as to the Investor at the address and facsimile number set forth in the Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Company has executed and delivered this Note on October 16, 2013.

AMYRIS, INC.
By:	/s/ John Melo
Name:	John Melo
Title:	Chief Executive Officer

EXHIBIT 1
(To be Executed by Registered Holder in order to Convert Note)
CONVERSION NOTICE

FOR

TRANCHE I SENIOR CONVERTIBLE NOTE
The undersigned, as Holder of the Tranche I Senior Convertible Note of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $_________  (the “Note”), hereby elects to convert that portion of the outstanding Balance of the Note shown on the next page into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), of the Company, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:
By:
Print Name:
Print Title:

Print Address of Holder

Issue Common Stock:

at:

Electronically transmit and credit Common
Stock to	at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:		$

Conversion Price		$

Number of shares of Common Stock =	Total dollar amount converted =	$
Conversion Price
Number of shares of Common Stock =

If the conversion is not being settled by DTC, please issue and deliver ___ certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver ______ new Note(s) in the following amounts:

Schedule A

Notes Issued by Registrant

Purchaser	Amount	Conversion Price
Total Energies Nouvelles Activités USA	$9,252,184.41	$2.44
Total Energies Nouvelles Activités USA	$24,047,816.63	$7.0682
Fidelity Pyramis Lifecycle Large Cap Stock Commingled Pool	300.000.00	$2.44
Fidelity Variable Insurance Products Fund III: Growth & Income Portfolio	$470,000.00	$2.44
Fidelity Hastings Street Trust: Fidelity Advisor Series Growth & Income Fund	$750,000.00	$2.44
Fidelity Securities Fund: Fidelity Growth & Income Portfolio	$2,800,000.00	$2.44
Fidelity Hastings Street Trust: Fidelity Series Growth & Income Fund	$2,350,000.00	$2.44
Fidelity Commonwealth Trust: Fidelity Large Cap Stock Fund	$900,000.00	$2.44
Maxwell (Mauritius) Pte Ltd	$35,000,000.00	$2.44